JNL Series Trust 485BPOS

Ex. 99.28(d)(23)(ix)

Amendment to Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and GQG Partners LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and GQG Partners LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the 13th day of September, 2021, as amended, wherein the September 25, 2017 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for all or a portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved a fund name change for the JNL Multi-Manager U.S. Select Equity Fund to JNL Multi-Manager Select Equity Fund, effective April 27, 2026 (the “Fund Name Change”).

Whereas, the Parties have agreed to amend Schedule A and Schedule B of the Agreement for the Fund Name Change, effective April 27, 2026, and to amend Section 21. Notices of the Agreement, to update the Sub-Adviser’s address.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	In Section 21. “Notice,” the sub-paragraph, pertaining “To the Sub-Adviser:” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	GQG Partners LLC
350 East Las Olas Boulevard, 18th Floor
Fort Lauderdale, Florida 33301
Attn: General Counsel
Email Addresses: gqgcompliance@gqg.com and gqglegal@gqg.com

2)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 26, 2027, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated April 26, 2027, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2026.

Jackson National Asset Management, LLC		GQG Partners LLC
	/s/ Emily J. Bennett		/s/ Charles Falck
By:		By:
Name:	Emily J. Bennett	Name:	Charles Falck
Title:	VP and Deputy General Counsel	Title:	CFO
/s/ Frederick H. Sherley
By:
		Name:	Frederick H. Sherley
		Title:	General Counsel and Secretary

Schedule A

Dated April 27, 2026

Funds
JNL Multi-Manager Emerging Markets Equity Fund*
JNL Multi Manager Select Equity Fund*
JNL/GQG Emerging Markets Equity Fund

* For the portion of the Average Daily Net Assets managed by GQG Partners LLC.

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL Multi-Manager Emerging Markets Equity Fund*
Average Daily Net Assets	Annual Rate**
[FEES OMITTED]

* For the portion of the Average Daily Net Assets managed by GQG Partners LLC.

**The assets of the JNL Multi-Manager Emerging Markets Equity Fund (for the portion of Average Daily Net Assets managed by GQG Partners LLC) and the JNL/GQG Emerging Markets Equity Fund are aggregated for purposes of calculating the sub-advisory fee.

JNL Multi Manager Select Equity Fund*
Average Daily Net Assets	Annual Rate
[FEES OMITTED]

* For the portion of the Average Daily Net Assets managed by GQG Partners LLC.

JNL/GQG Emerging Markets Equity Fund
Average Daily Net Assets	Annual Rate**
$0 to $500 Million	0.65%
$500 Million to $800 Million	0.60%
Over $800 Million	0.55%

**The assets of the JNL Multi-Manager Emerging Markets Equity Fund (for the portion of Average Daily Net Assets managed by GQG Partners LLC) and the JNL/GQG Emerging Markets Equity Fund are aggregated for purposes of calculating the sub-advisory fee.

B-1